Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-39113, 33-54357, 333-42842, 333-123512, and 333-168157 on Form S-8 and No. 333-169125 on Form S-3 of our report dated August 27, 2013, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation and subsidiaries for the year ended June 30, 2013 and the effectiveness of Briggs & Stratton Corporation's internal control over financial reporting as of June 30, 2013, appearing in this Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
Milwaukee, WI
August 27, 2013